EXHIBIT (a)(5)(C)

Corning Completes Acquisition of Alliance Fiber Optic Products, Inc.

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Press Release

FOR RELEASE – JUNE 6, 2016

Corning Completes Tender Offer to Acquire Alliance Fiber Optic Products, Inc.

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that it has successfully completed its tender offer for all of the outstanding shares of the common stock and related rights of Alliance Fiber Optic Products, Inc. (Nasdaq: AFOP) for $18.50 per share. As of the tender offer expiration on June 3, 2016, approximately 12.3 million shares of AFOP common stock were validly tendered and not properly withdrawn from the tender offer, representing 77% of the total number of outstanding common stock of AFOP on a fully diluted basis. All of such shares have been accepted for payment in accordance with the terms of the tender offer.

Corning expects to complete the acquisition of AFOP later today through a merger of Apricot Merger Company, a wholly owned subsidiary of Corning, with and into AFOP. Upon completion of the merger, all outstanding shares of common stock of AFOP, other than shares held by AFOP in treasury or shares held by AFOP’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $18.50 offer price per share without interest, less any applicable withholding taxes.

As a result, upon completion of the merger, AFOP will become a wholly owned subsidiary of Corning and the common stock of AFOP will cease to be traded on the Nasdaq Stock Market.

Corning plans to integrate AFOP into its Optical Communications business segment. AFOP designs and manufactures high-performance passive optical components. These products are used by cloud data center operators and leading data communications and telecommunications original equipment manufacturers (OEMs).

“Corning continues to experience strong growth at the edge of the network, specifically in data center and fiber-to-the-home (FTTH) applications, and AFOP bolsters our presence in these growing markets,” said Clark S. Kinlin, executive vice president, Corning Optical Communications. “In addition, this acquisition accelerates our co-innovation strategy by adding new optical component and development capability to our global scale operations and technology platforms, strengthening our ability to deliver high-value optical solutions for network operators worldwide.”

© 2016 Corning Incorporated. All Rights Reserved.

Corning Completes Acquisition of Alliance Fiber Optic Products, Inc.

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Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

Digital Media Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it intends to use its website (http://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people’s lives. Corning succeeds through sustained investment in R&D, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning’s businesses and markets are constantly evolving. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. They include damage-resistant cover glass for smartphones and tablets; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for high-speed communications networks; trusted products that accelerate drug discovery and manufacturing; and emissions-control products for cars, trucks, and off-road vehicles.

© 2016 Corning Incorporated. All Rights Reserved.

Corning Completes Acquisition of Alliance Fiber Optic Products, Inc.

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Corning Optical Communications Contact:	Corning Communications Contact:
Stacy Kirincic	Joseph Dunning
(828) 901-5252	(607) 974-5006
kirincics@corning.com	dunningjm@corning.com

Investor Relations Contact:
Ann H. S. Nicholson
(607) 974-6716
nicholsoas@corning.com

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© 2016 Corning Incorporated. All Rights Reserved.